UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2013

Biota Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35285	59-1212264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Northwinds Parkway, Suite 100 Alpharetta, GA		30009
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (678) 762-3240

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 26, 2013, the Board of Directors of Biota Pharmaceuticals, Inc. (the “Company”) appointed Peter Azzarello as the Company’s Chief Accounting Officer. Mr. Azzarello, age 42, has served as the Company’s Vice President, Finance since March 31, 2013.

Mr. Azzarello served as Vice President of Finance of Inhibitex, Inc. from November 2004 through January 2012 and interim Chief Financial Officer from February 2012 to September 2012. Prior to that time, Mr. Azzarello served as Vice President of Financial Reporting at Netbank and prior to that he worked for Metavante, a division of Fidelity Information Services. Mr. Azzarello holds a Bachelor of Accounting and Finance from Florida Atlantic University and holds a Certified Public Accountant license.

In connection with his appointment as Chief Accounting Officer, on November 26, 2013, the Company and Mr. Azzarello entered into an Executive Employment Agreement (the “Employment Agreement”) pursuant to which Mr. Azzarello will receive an annual base salary of $217,500, subject to adjustment as determined by the Compensation Committee and is eligible to participate in the bonus and incentive compensation plans of the Company in which other executives of the Company are generally eligible to participate, as the Board or a committee thereof will determine from time to time in its sole discretion. Subject to the terms and conditions of such bonus and incentive compensation plans, Mr. Azzarello’s annual cash incentive compensation will be targeted at not less than 30% of his then annual salary.

The Employment Agreement continues through December 31, 2014, and thereafter will be renewed automatically for successive one year periods (without any action by either party) effective as of January 1st of each year, but may be terminated by either party prior to that date in accordance with the terms of the agreement.

If Mr. Azzarello’s employment is terminated by him for good reason or by the Company for any reason other than cause, death or disability (as those terms are defined in the Employment Agreement) in either case within three months prior to or one year after a change in control, Mr. Azzarello will receive a lump-sum cash amount equal to the sum of (i) Mr. Azzarello’s unpaid salary and vacation through such termination; plus (ii) any cash incentive compensation earned and unpaid through such termination; plus (iii) one and one quarter times (1.25x) the sum of (A) Mr. Azzarello’s annual base salary as then in effect and (B) the cash incentive compensation paid to Mr. Azzarello in respect of the most recent fiscal year prior to the year in which the change in control occurs; plus (iv) a payment equal to the present value of the premium payments that would be made by the Company if Mr. Azzarello were to continue to be covered under the Company’s group health, life and disability insurance for 15 months, which amount will be determined by the Company in its sole discretion.

In the event Mr. Azzarello’s employment is terminated by the Company for any reason other than cause, death or disability or in connection with a change in control or if Mr. Azzarello terminates his employment for good reason other than in connection with a change in control, the Company will pay Mr. Azzarello a lump sum equal to the sum of (i) Mr. Azzarello’s unpaid salary through such termination; plus (ii) any cash incentive compensation earned and unpaid through such termination; plus (iii) Mr. Azzarello’s salary for nine (9) months; plus (iv) the product of three quarters times (0.75x) the cash incentive compensation paid to Mr. Azzarello in respect of the most recent fiscal year prior to the year in which such termination occurs; plus (v) an amount equal to the present value of the premium payments that would be made by the Company if Mr. Azzarello were to continue to be covered under the Company’s group health, life and disability insurance for 9 months, which amount will be determined by the Company in its sole discretion.

The Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, incorporated by reference herein, and the description of the agreement is qualified in its entirety by reference to such Exhibit.

Mr. Azzarello does not have any family relationship that is required to be disclosed under Item 401(d) of Regulation S-K and there are no transactions in which any of them has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01  Exhibits.

(d) The following exhibit is filed as part of this Current Report on Form 8-K.

Number	Description

10.1	Executive Employment Agreement, dated as of November 26, 2013, between Biota Pharmaceuticals, Inc., and Peter Azzarello.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biota Pharmaceuticals, Inc.

Date: November 27, 2013	/s/ Russell H Plumb
	Name:	Russell H Plumb
	Title:	Chief Executive Officer and President
(Duly Authorized Officer)

EXHIBIT INDEX

Exhibit Number	Description
10.1	Executive Employment Agreement, dated as of November 26, 2013, between Biota Pharmaceuticals, Inc., and Peter Azzarello.